Exhibit 10.6.1

THE COVENANT GROUP

MANAGEMENT AGREEMENT

     THIS MANAGEMENT AGREEMENT (the “Agreement”) entered into effective as of the 18th day of August, 2004 by and between COVENANT PLACE OF WAXAHACHIE, INC. (“Owner”), a corporation organized under the laws of the State of Delaware, and CGI MANAGEMENT, INC. (“Capital”), a corporation organized under the laws of the State of Delaware.

Preamble

     OWNER by this Agreement is engaging Capital to provide management services relating to the operation of a senior living community known as Covenant Place of Waxahachie (the “Facility”) located in Waxahachie, Texas, on the land identified in Exhibit A.

     This Agreement is founded on the following assumptions:

     1. Owner retains primary responsibility to the extent provided herein for the following:

a.	Establish the policies of the Facility and to plan for its short-range and long-range goals.

b.	Review and evaluate the performance of Capital in carrying out the established policies and in attaining the goals established by Owner.

c.	Annually review and approve the budget.

d.	Annually review the policies and goals which have been established.

     2. Capital assumes primary responsibility to the extent provided herein for the following:

a.	Implement the policies established by Owner.

b.	Supervise the day-to-day management of the Facility, including all resident activities.

c.	Provide to Owner full, timely and accurate information as to past operations.

d.	Provide to Owner projections and recommendations relating to the future operations of the Facility.

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     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, conditions and agreements hereinafter set forth, the parties hereby agree as follows:

I.	Responsibilities of Capital

A.	Implement Policies. Capital shall implement policies and goals approved by Owner including, but not limited to, the level and quality of services to be provided to the residents.

B.	Management Duties. Capital shall supervise the operation of the Facility, provide management services, install operating procedures and oversee day-to-day operations, all subject to and in accordance with the budgets approved by and policies established by Owner.

C.	Marketing Duties. Capital shall manage and supervise the marketing program. Capital shall periodically review the residency agreement and if required, recommend changes thereof.

D.	Employees. All Facility-based employees shall be employees of Capital. Owner shall reimburse Capital for all costs of hiring, equipping and providing the services of Facility-based employees, including, but not limited to, compensation, health insurance, employer liability insurance, payroll taxes, bonding, workers compensation insurance, benefits and vacations.

E.	Operating Procedures. Capital shall develop, install and maintain operating procedures, systems and controls.

F.	Facility Expansion. Capital shall make recommendations regarding remodeling or expansion of the Facility.

G.	Budgets. Capital shall prepare for review and approval by Owner, such approval not to be unreasonably withheld, annual operating budgets for revenue, expense and cash flow of the Facility and a capital expenditures budget. Budgets shall be prepared in advance of each fiscal year and delivered to Owner at least sixty (60) days prior to the beginning of each fiscal year. Cash flow projections shall accompany each operating budget. Any changes to the budgets must be approved by Owner, such approval not to be unreasonably withheld. In the event Owner and Capital do not agree on an operating budget or capital expenditure budget for any given fiscal year, Capital shall be authorized to operate temporarily under the previous operating budget (plus a three percent (3%) increase for expenses) and capital expenditure budget until the parties, acting reasonably, are able to agree on the budgets for such fiscal year.

H.	Financial Controls. Capital shall establish and maintain a system of financial controls for the Facility.

I.	Monthly Financial Statements. Capital shall provide to Owner, on a monthly basis, financial statements and related financial reports in the form attached as Schedule I.

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Such statements and reports shall be provided by the 14th day after the end of the month.

J.	Marketing Reports. Capital shall, on a weekly and monthly basis, provide sales and occupancy reports to Owner, as well as the results of the annual resident satisfaction survey.

K.	Legal Counsel. Capital, at Facility expense, shall coordinate with Owner the utilization of legal counsel relating to Facility operations.

L.	Rental Collections and Disbursements. Capital shall collect the revenues from the residents and, on behalf of Owner, deposit all such funds in a residential depository account at a FDIC insured bank approved by Owner. The style of the account shall be in the name of the Facility with designated representatives from Owner and Capital being the only parties authorized to draw from said account.

On an as needed basis, Capital shall transfer the funds from the above stated account into an Operating Expense Account in the name of the Facility. The account shall be in a FDIC insured bank approved by Owner. The style of the account shall be in the name of the Facility with designated representatives from Owner and Capital being the only parties authorized to draw from said account. These funds shall not be co-mingled with funds from any other projects and/or facilities managed and/or operated by Capital. Capital shall pay out of such Operating Expense Account all operating expenses for which payment has been approved in accordance with the budget or approved by Owner (including Capital’s Management Fee and any other stuns due to Capital from Owner), and all other sums properly payable pursuant to any of the provisions of this Agreement. In no event will Capital be required to provide working capital funds to Owner or Facility or to advance or fund the Operating Expense Account.

M.	Accounting Systems and Software. Capital shall provide to Owner, during the term of this Agreement, appropriate on-site accounting systems and software, which shall include complete accounting, bookkeeping and record keeping services for the Facility, specifically including, but not limited to, resident billings, accounts payable, accounts receivable, general ledger and inventory records and maintain demographic information on the residents. Acquisition of software for Facility based operations, software maintenance and update charges will be budgeted expenses of the Facility in an amount not to exceed a $300.00 one time set-up fee. Payroll processing may be delegated to a third party, the cost of which will be the responsibility of the Facility.

N.	Third Party Payors. If the Facility participates in any third-party reimbursement programs, Capital shall, on a timely basis, prepare any and all third party billings for residents qualifying under such programs. Capital also shall be responsible for preparing and filing, subject to Owner’s reasonable approval, all reports necessary to participate in such programs.

O.	Government Regulations and Licensure. Capital shall use its best efforts to operate and maintain the Facility in compliance with all applicable statutes, ordinances, laws,

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rules, regulations, and orders of any governmental or regulatory body having jurisdiction over the Facility. Capital shall assist Owner in maintaining all necessary licenses, permits, consents, approvals, and certifications from all governmental and regulatory authorities responsible for licensure of the Facility (including, without limitation, by assisting Owner in responding to governmental and regulatory authority inquiries and assisting Owner in preparing and filing all applications and reports).

II.	Owner’s Responsibilities

A.	Policies. Owner shall establish the policies for the Facility.

B.	Goals. Owner shall establish the short range and long range goals of the Facility.

C.	Budgets and Funding Operating Expenses. Owner shall review and approve, such approval not to be unreasonably withheld, budgets for the operation of the Facility. Owner shall also provide working capital funds for the Facility and shall advance and provide funds to the Operating Expense Account in amounts sufficient to cover operating expenses.

D.	Capital’s Performance. Owner shall review and evaluate the performance of Capital in carrying out the policies for the Facility.

E.	Legal Counsel. Owner shall obtain legal counsel to perform all necessary legal services relating to the Facility.

F.	Audits. Owner, at its discretion, may engage certified public accountants to perform annual audits of the Facility as well as prepare any other reports required for federal or state regulatory agencies which require licensure and/or certification. Every quarter, upon receipt of reasonable notice to Capital, all financial records pertaining to the Facility will be open for inspection and review by Owner’s representatives. All labor and expense associated with such review shall be borne by Owner.

G.	Directives. In order to assure proper coordination, Owner shall issue any directions concerning the operations of the Facility only through the President or Vice President of Capital.

H.	Operating Reports. During the term of this Agreement, Owner shall, within fourteen (14) days of issuance, furnish to Capital copies of any and all Facility-related reports, including the annual audit (if any), and reports provided to the lender by the Facility.

I.	Change of Residency Agreement. Owner shall not change the Residency Agreement without consulting with and seeking approval of Capital unless required to do so to comply with any applicable law or regulation.

J.	Decisions. Owner shall examine documents submitted by Capital and render decisions pertaining thereto promptly to avoid unreasonable delay.

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K.	Uniform Accounts. Facility shall use the uniform chart of accounts recommended by Capital.

L.	Furnishing Information. Owner agrees at its expense to install and maintain a computer terminal at the Facility compatible with the mainframe computer currently in use by Capital and to transmit data to Capital via telephone lines.

M.	Government Regulations and Licensure. Owner shall use its best efforts to assist Capital in operating and maintaining the Facility in compliance with all applicable statutes, ordinances, laws, rules, regulations, and orders of any governmental or regulator body having jurisdiction over the Facility. Owner, with Capital’s assistance, shall maintain all necessary licenses, permits, consents, approvals, and certifications from all governmental and regulatory authorities responsible for licensure of the Facility (including, without limitation, by responding to governmental and regulatory authority inquiries and by preparing and filing all applications and reports).

N.	Compliance with Financing Documents. Other than with respect to the covenants referenced in Article IV.C.1.b. below, Owner shall be responsible for compliance with all applicable financing documents. Owner agrees to provide copies to Capital of any communications relating to the financing documents including, without limitation, copies of any notices of default.

III.	Insurance

A.	Capital shall procure and maintain in full force and effect at Facility and Owner’s expense, the following insurance protecting Owner and Capital and their officers and employees:

1.	Workers compensation and employers liability insurance

2.	Professional liability insurance and excess and/or umbrella liability insurance

3.	Comprehensive general public liability insurance and overlying umbrella liability coverage against loss or liability for damages for personal injury or death occurring on, in or about the Facility.

4.	Employee dishonesty insurance.

5.	Employment practices liability.

6.	Errors and omissions insurance.

7.	Fiduciary liability insurance.

B.	Owner shall procure and maintain in full force and effect at Facility and Owner’s expense, the following insurance protecting Owner and Capital and their officers and employees:

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1.	Property Insurance for loss or damage by fire and other perils insurable under the broad form of extended coverage insurance available in the area where the Facility is located, and improvements, and contents thereof, constituting all or any portion of the Facility.

2.	Insurance for automobiles owned or hired by Owner or Capital and used in connection with the Facility.

C.	Such policies shall be written by a responsible insurance company or companies satisfactory to Capital and Owner in kind and amounts currently in effect or otherwise reasonably satisfactory to Capital and Owner. Certificates of insurance showing compliance with the foregoing requirements shall be furnished by the party responsible for procuring such insurance to the other party. Certificates shall state that the policy or policies will not be canceled or altered without at least thirty (30) days prior written notice to Capital. Capital shall also be an additional named insured on all such policies. Owner’s insurance will be primary as to any insurance carried by Capital.

D.	Notwithstanding any other provisions in this Agreement to the contrary, (1) Capital and Owner agree to share on an equal basis any amounts incurred by Capital or Owner as the “deductible” portion of the claims covered by the insurance policies described in Article III.A.4., 5., 6. and 7. above to the extent not paid by such insurer, including, without limitation, the costs and expenses of litigation or similar proceedings related to such claim, and (2) Owner shall pay, at Owner’s expense, any amounts incurred by Capital or Owner as the “deductible” portion of the claims covered by the insurance policies described in Article IH.A.1., 2. and 3., and Article M.B. 1. and 2.

IV.	Term and Termination of This Agreement.

A.	Term. This Agreement shall commence on the date set forth on the first page hereof and shall terminate on the earlier of (i) the fifteenth (15th) anniversary hereof (the “Initial Term”), and (ii) the earlier date that this Agreement is terminated in accordance with this Article. The date on which this Agreement terminates in accordance with the preceding sentence is referred to herein as the “Term.”

B.	Effect of Termination under Certain Circumstances. If Owner terminates this Agreement without cause or if Capital terminates this Agreement for cause pursuant to Article IV.C.2. below, severance compensation in an amount equal to the then-current monthly management fee times the number of months remaining in the Initial Term shall be paid to Capital upon the termination date. If Owner terminates this Agreement for cause pursuant to Article IV.C.1. below, or if Capital terminates this Agreement without cause, then Capital shall be paid upon the termination date all fees and reimbursements through the effective date of termination; provided, however, that (i) if Owner terminates the Agreement for cause pursuant to Article IV.C.l.e. below and the transferee of the Facility is not Capital or an Affiliate (as such term is defined below) thereof, then Capital also shall be paid upon the termination date severance compensation in an amount equal to the then-current monthly management fee times the number of months remaining from the termination date to the fifth (5th)

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anniversary date of this Agreement, (ii) if Owner terminates the Agreement for cause pursuant to Article IV.C.l.f. below and the transferee of the Facility is not Capital or an Affiliate thereof, then Capital also shall be paid upon the termination date severance compensation in an amount equal to the then-current monthly management fee times the lesser of (A) the number of months remaining in the Initial Term and (B) six (6) months; and (iii) if Owner terminates the Agreement for cause pursuant to Article IV.C.l.g. or Article IV.C.1.h. below, then Capital shall be paid, upon the termination date, severance compensation in an amount equal to the then-current monthly management fee times the number of months remaining during the Initial Term hereof after discounting such amount to the net present value at the termination date using a discount factor of 30-day LIBOR (as of the termination date) plus 200 basis points. For the purposes of this Agreement, the term “Affiliate” shall mean as to any party, any other person or entity controlling, controlled by or under common control with such party.

C.	Termination for Cause.

1.	This Agreement may be terminated by Owner immediately (except as otherwise provided below) upon written notice to Capital upon occurrence of any of the following events, each of which shall constitute termination for cause:

a.	Capital is dissolved or liquidated, or a petition in bankruptcy is filed by Capital, or Capital makes an assignment for the benefit of creditors or takes advantage of an insolvency act.

b.	Either of the 90% occupancy or 1.4:1 debt service coverage ratio covenants imposed by the loan agreement and related documents relating to the Owner’s debt secured by the Facility (collectively, the “Loan Documents”) is breached and such breach is not cured within the time period provided for cure in the applicable Loan Document.

c.	As a result of any action or inaction by Capital, the Owner breaches any covenant set forth in any Loan Document (other than as provided in clause b. above) and such breach remains uncured after the expiration of any applicable grace periods.

d.	Capital breaches this Agreement and, if amenable of cure, such breach is not cured within sixty (60) days after the Owner has given Capital written notice thereof; provided, however, that if such breach is amenable of cure but not within sixty (60) days, and if Capital begins diligent efforts to cure such breach promptly after receipt of written notice thereof, then Capital shall have an additional one hundred and eighty (180) days within which to cure such breach provided that Capital continues to use diligent efforts to cure such breach as soon as reasonably possible.

e.	The Facility is sold or otherwise transferred to an unaffiliated third party before the end of the fifth (5th) anniversary of this Agreement,

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in which event Owner shall have the right to terminate this Agreement upon giving Capital prior written notice thereof at least thirty (30) days from the last day of the month in which such sale or transfer takes place.

f.	The Facility is sold or otherwise transferred to an unaffiliated third party after the fifth (5th) anniversary of this Agreement, in which event Owner shall have the right to terminate this Agreement upon giving Capital prior written notice thereof at least thirty (30) days from the last day of the month in which such sale or transfer takes place.

g.	The Facility or any material portion thereof is damaged or destroyed to the extent that, in the written opinion of an independent architect or engineer reasonably acceptable to both parties, it is not practicable or desirable to rebuild, repair or restore the Facility to its condition immediately proceeding such damage within a period of six (6) months.

h.	Title to or the temporary use of all or substantially all of the Facility is taken under the exercise of the power of eminent domain by a government authority, or by a person, firm or corporation acting under governmental authority, which action, in the opinion of an independent architect or engineer reasonably acceptable to both parties, prevents or is likely to prevent the conduct of normal operations at the Facility for a period of at least six (6) months.

2.	This Agreement may be terminated by Capital immediately upon written notice to Owner upon occurrence of any of the following events, each of which shall constitute termination for cause:

a.	Capital fails to receive reimbursement of reimbursable expenses or any compensation due Capital pursuant to the terms of this Agreement or any other compensation due Capital, and such failure continues for a period of thirty (30) days after Capital’s written notice thereof to Owner; provided however, that this Agreement shall not be so terminated if Owner pays Capital all such expenses and compensation then due and payable on or before the expiration of said thirty (30) day period.

b.	In the event that the Owner breaches this Agreement (other than as provided in clause 2.a. above) and, if amenable of cure, such breach is not cured within, sixty (60) days after Capital has given the Owner written notice thereof; provided, however, that if such breach is amenable of cure but not within sixty (60) days, and if Owner begins diligent efforts to cure such breach promptly after receipt of written notice thereof, then Owner shall have an additional one hundred and eighty (180) days within which to cure such breach provided that Owner continues to use diligent efforts to cure such breach as soon as reasonably possible.

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3.	No termination of this Agreement shall affect any obligation owing by either party hereto to the other which accrued prior to the effective date of such termination.

D.	Agreements Surviving Termination. The termination of this Agreement shall not terminate the right of Owner or Capital to protection of Owner’s or Capital’s property rights under Article VLB. and to indemnification under Article VI.K.

V.	Compensation

A.	Operations Management Fees. Owner shall pay to Capital a fee in the amount set forth below, payable by the fifteenth day of each month.

1.	The amount to be paid monthly shall be the greater of Five Thousand Five Hundred Dollars ($5,500.00) per month or five and one-half percent (5.5%) of Gross Revenues generated during the immediately proceeding month (“Monthly Management Fee”). The Monthly Management Fee for the Facility shall be payable monthly in arrears by the fifteenth day of the following month following calculations thereof upon submission of a monthly statement for such Facility from Capital. It is agreed between Owner and Capital that if the Gross Revenues of the Facility are insufficient to pay all disbursements, including the Monthly Management Fee or any portion thereof, then Owner shall remain responsible for such disbursements. It is further agreed between Owner and Capital that in no event will any disbursement be made to Owner from any Facility Account until all accrued and unpaid fees to Capital and repayments, if any, to Capital for Capital’s advancement of funds to cover any insufficiencies in such Facility’s Rental or Payroll Account have been paid in full.

2.	“Gross Revenues” shall mean and refer, for any period for which such Gross Revenues are being determined, the sum of the total gross revenues of the Facility from operations received during such period, including all receipts from (i) rent of units at the Facility, (ii) rent or business interruption insurance, if any, (iii) revenue of the Facility for or on account of any and all goods provided and services rendered or activities during such period, (iv) reimbursements of expenses paid by the Facility which are to be borne by others, (v) deposits in the event of forfeiture thereof to the Facility and (vi) other revenues and receipts realized by the Facility from operations and customarily included in Net Cash Flow; Gross Revenues shall not include (i) security deposits received from residents and, if applicable, interest accrued thereon for the benefit of the residents until such deposits or interest are applied for rental payments; (ii) proceeds from the sale or dispositions of all or any part of such Facility; (iii) insurance proceeds received by Owner as a result of any insured loss (except proceeds for rent loss insurance) and proceeds from any condemnation action; (iv) capital contributions made by any partner of Owner; (v) loans by Owner or its partners; (vi) proceeds from capital, financing and any other transactions not in the ordinary course of operation of such Facility and (vii) advance rentals paid (until such time as they are earned).

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B.	Certain Expenses. In accordance with the annual budgets, the Facility will reimburse Capital within fifteen (15) days from the date of invoice, for all direct Facility-related expenses incurred by Capital in performing these services under this Agreement, to include, but not be limited to, the costs of insurance in accordance with this Agreement, salaries and other burdens of Facility-based employees, the cost of reasonable transportation, lodging and meal expenses for non-Facility-based employees of Capital when traveling in connection with the performance of the services being performed pursuant to this Agreement, mailing or express shipments. Relocation, education, professional memberships and licensing expenses of the Facility-based administrative employees shall also be an expense of the Facility.

VI.	Miscellaneous

A.	Insurance-Subrogation. No indemnity shall be paid to the other party under this Agreement where the claim, damage, liability, loss or expense incurred was required to be insured against by such other party. Any insurance policies obtained by the parties pursuant to this Agreement shall contain provisions or have the effect of waiving any right of subrogation by the insurer of one party against the other party or its insurer.

B.	Property of Capital. Trade names, ideas and documents, forms and occupancy development material not directly related to the Facility and supplied by Capital are also to be considered proprietary and will remain the property of Capital. Owner may only use such materials which are the property of Capital during the term of this Agreement, and may not use such materials or information after termination of this Agreement for the development or expansion of the Facility or for new projects for itself or others without the prior written consent of Capital.

C.	Status of Parties. It is expressly understood and agreed that Capital shall act as an independent contractor in the performance of this Agreement. No provision hereof shall be deemed or construed to create a partnership or a joint venture between Owner with respect to the Facility or otherwise.

D.	Additional Action. In order to carry out the intent and spirit of this Agreement, Owner and Capital will do all acts and things necessary including the execution of other agreements.

E.	Entire Agreement. This Agreement sets forth the entire Agreement between Capital and Owner. Any change or modification of this Agreement must be in writing and signed by all parties hereto.

F.	Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns.

G.	Assignment, etc. Except for an assignment by a party to an Affiliate thereof, neither party shall, without the other party’s prior written approval (which approval

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shall not be unreasonably withheld), assign any of its rights or obligations under this Agreement.

H.	Governing Law. This Agreement, its interpretation, validity and performance shall be governed by the laws of the State of Texas.

I.	Non-Solicitation. Without the prior written consent of Capital, for a period of three years following termination of this Agreement, Owner will not employ or engage any person who was a Capital employee assigned to the administrative staff of the Facility at any time during the last twelve (12) months of the term of this Agreement.

J.	Conditions Beyond Control of Parties. Neither party shall be held liable for failure to comply with any of the terms of this Agreement when such failure has been caused solely by fire, labor dispute, strike, war, insurrection, government restrictions, force majeure, or act of God beyond the control and without fault on the part of the party involved, provided such party uses due diligence to remedy such default. Circumstances are likely to arise from time to time which may require that budgets be exceeded, and Capital shall not be liable for budget overruns.

K.	Indemnification. Capital will indemnify, defend and hold the Owner free and harmless from any loss, liability, or cost (including reasonable attorneys’ fees) not covered by insurance proceeds that the Owner may sustain, incur, or assume as a result of any claims that may be alleged, made, instituted or maintained against Capital or the Owner, jointly or severally, determined to have resulted from the negligence or willful misconduct of Capital, or its agents or employees, in connection with the performance of Capital’s duties under this Agreement.

Owner will indemnify, defend and hold Capital free and harmless from any loss, liability, or cost (including reasonable attorneys’ fees) not covered by insurance proceeds that the Capital may sustain, incur, or assume as a result of any claims that may be alleged, made, instituted, or maintained against Capital or Owner, jointly or severally, determined to have resulted from the negligence or willful misconduct of the Owner, or its agents (other than Capital) or employees, in connection with the performance of its duties under this Agreement, as well as its ownership, condition or use of the Facility.

Owner will also indemnify, defend and hold Capital free and harmless from any loss liability, or cost (including reasonable attorneys’ fees) not covered by insurance proceeds that the Capital may sustain, incur, or assume as a result of any claims that may be alleged, made, instituted, or maintained against Capital or Owner, jointly or severally, arising out of or in any way related to the noncompliance by the Facility with all applicable state, federal and local laws, ordinances, rules and regulations relating to the physical condition of the property of the Facility, provided Capital shall promptly notify Owner of Capital’s knowledge of any such noncompliance.

It is expressly understood that Capital is not responsible for any events or noncompliance that occurred or began at the Facility prior to the effective date of this Agreement and Owner shall also indemnify, defend and hold Capital free and harmless from any loss liability, or cost (including reasonable attorney’s fees) that Capital may sustain, incur, or assume as a result of any claims that may be alleged, made, instituted, or maintained against Capital or

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Owner, jointly or severally, arising out of the period prior to the effective date of this Agreement.

L.	Alternative Dispute Resolution.

l.	In the event of any dispute, controversy, or claim arising out of or in connection with this Agreement or with the transactions contemplated hereby, or with the breach or alleged breach hereof, in each case whether sounding in contract, tort, or otherwise (each a “Dispute”), the parties hereto shall settle such Dispute in accordance with the provisions of this Article VI.L.

2.	Upon the occurrence and during the continuation of a Dispute, the parties hereto agree first to attempt to settle such Dispute amicably through consultation and negotiation between their respective executive officers.

3.	Upon the occurrence and during the continuation of any Dispute that remains unresolved notwithstanding compliance with Article VLL.2. above, the parties agree to attempt to settle such Dispute through nonbinding mediation conducted by a mediator with at least five (5) years of mediation experience who has been qualified under the Texas Alternative Dispute Resolution Act and has knowledge regarding real estate operations (a “Mediator”). In the event that the parties cannot agree on a single Mediator, then each of the parties shall select a Mediator, and the two (2) Mediators thus selected shall select a single Mediator to hear the Dispute. Each of the parties shall pay one-half (1/2) of the aggregate fees and expenses of the mediation.

4.	Any Dispute that remains unresolved notwithstanding compliance with Articles VI.L.2. and VI.L.3. above, or any Dispute with respect to which one or more parties shall fail to comply in all material respects with the requirements of such Articles VI.L.2. and VI.L.3. promptly following the written request of the other party, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) under its “R-Series” Commercial Arbitration Rules, as supplemented and modified by its “E-Series” Commercial Arbitration Rules (or under such other AAA rules as may then apply with respect to expedited arbitration), and judgment on the award (the “Award”) rendered by the arbitrator(s) (the “Arbitrator”) may be entered in any court having jurisdiction thereof. The parties agree to and mutually request an oral hearing of the Dispute. The Arbitrator must have at least five (5) years of arbitration experience and have knowledge regarding real estate operations.

5.	The parties expressly agree that, prior to the appointment of the Arbitrator, nothing in this Agreement shall prevent a party from applying to a court that otherwise would be of competent jurisdiction solely to obtain a preliminary injunction or other similar provisional or interim relief to maintain the status quo. Upon appointment of the Arbitrator, the Arbitrator shall have sole jurisdiction to hear any such applications, except that any such provisional or interim measures that the Arbitrator may order may be immediately and

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specifically enforced by a court that otherwise would be of competent jurisdiction.

6.	Each of the parties shall pay one-half (1/2) of the aggregate fees and expenses of the arbitration, and all other fees and expenses (such as, for example, attorney and accounting fees, actuarial and other experts) shall be paid by the party incurring them; provided, however, that a party prevailing on substantially all of its claims shall be entitled to reasonable attorneys’ fees, costs, and other disbursements in addition to any other relief to which such party may be entitled.

7.	The place of any arbitration instituted under this Article VII. shall be Dallas, Texas. Each Party consents to jurisdiction in such forum.

M.	Limitation of Liability. In no event shall Capital, its officers, directors or employees, be liable for any indirect, incidental, special, or consequential damages, or loss of profits or revenue, by Owner whether in an action in contract or tort or strict liability or other legal theory. In no event will any liability of Capital for any damages, losses, and causes of action, whether in contract or tort (including negligent or otherwise), exceed the actual dollar amount paid by Owner to Capital for the services under this Agreement.

N.	Change in Voting Control. Neither Owner nor Capital shall permit or cause a change in voting control without the other party’s prior written consent, which approval shall not be unreasonably withheld.

O.	Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed (i) duly given if (A) it is faxed to the intended recipient as set forth below, and (B) thereafter it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below, and (ii) duly received upon actual receipt:

If to Owner:	Copy to:
Covenant Place of Waxahachie, Inc.	Brian D. Bowden, Esq.
5601 Bridge Street, Suite 504	Brian D. Bowden, P.C.
Fort Worth, Texas 76112	2900 Westridge Avenue
Attn: Mr. Robert Bullock	Fort Worth, Texas 76116
Facsimile: 817/446-0923	Facsimile: 817/732-7722

If to Capital:	Copy to:
CGI Management, Inc.	Jeffrey L. Fisher, Esq.
14160 Dallas Parkway, Suite 300	Geary, Porter & Donovan, P.C.
Dallas, Texas 75254	16475 Dallas Parkway, Suite 500
Attn: James A. Stroud and	Addison, Texas 75001
David R. Brickman	Facsimile: 972/931-9208
Facsimile: 972/770-5666

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Either party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

P.	HIPAA Compliance. Owner has determined that the Facility is a “covered entity” as defined in the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191 and regulations promulgated thereunder by the U.S. Department of Health and Human Services (“HIPAA”) and other applicable laws. Owner represents to Capital that the Facility is in substantial compliance with HIPAA. Capital will operate and manage the Facility as a “covered entity” under HIPAA, and all duties and responsibilities of the Facility’s HIPAA compliance program will be performed by Capital, to the extent allowable by law, in accordance the following:

1.	From the date of this Agreement until October 1, 2004 (the “Transition Period”), Owner will (i) cause substantially all of the employees of the Facility to be trained in regard to HIPAA, (ii) provide HIPAA-compliant notices of privacy practices to be delivered to all residents, or the residents’ representative, of the Facility and use its best efforts to obtain written acknowledgement of receipt of such notices, and (iii) provide an employee who shall serve as the privacy officer of the Facility and oversee the substantive management of the HIPAA compliance program to include without limitation the following:

a.	oversee and coordinate Capital’s handling of privacy complaints, whether or not they are specifically identified by the complainer as being a HIPAA violation;

b.	oversee the ongoing training of employees working at the Facility and the documentation of such training;

c.	oversee the completion of an inventory of all locations and systems where “protected health information” (as defined in HIPAA) is stored or maintained in the Facility and the securing of such information and systems;

d.	perform such other duties and responsibilities relative to HIPAA as agreed upon by the parties, including but not limited to assisting Capital’s privacy officer in the transfer of documents, records, acknowledgment forms, training materials, etc; and

e.	cooperate with Capital in addressing any other related requests that may arise from either state or federal agencies or officials, including

MANAGEMENT AGREEMENT — Page 14

but not limited to the Office of Civil Rights and the Texas assisted living licensing officials.

2.	After the Transition Period, Capital’s privacy officer shall make himself/herself available to Owner’s designated representative upon reasonable request, and report to such representative on the HIPAA compliance program at the Facility.

3.	Capital’s privacy officer shall promptly notify Owner’s representative at any time such privacy officer becomes aware that the Facility has become a target of either a federal or state investigation.

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4.	During the Transition Period, the person designated by Owner as the privacy officer as set forth in paragraph 1 above shall perform all duties and responsibilities of the job description for this position previously adopted by Owner, a copy of which is attached hereto as Schedule II. After the Transition Period, Capital’s privacy officer shall perform all of the same duties and responsibilities of the job description for this position, subject to any adjustments and revisions mutually agreed to by Capital and Owner.

COVENANT PLACE OF WAXAHACHIE, INC.		CGI MANAGEMENT, INC.

By:	/s/ Robert Bullock	By:	/s/ David Brickman

	Robert Bullock, Executive Vice President		David Brickman, Vice President

MANAGEMENT AGREEMENT — Page 16